Exhibit 99.1

PRESS RELEASE

CIRCOR Announces Passing of Director and Audit Committee Chairman Dewain K. Cross

Burlington, MA – August 25, 2009 – CIRCOR International, Inc. (NYSE: CIR) today announced with deep sadness that Mr. Dewain K. Cross, a long-standing member of CIRCOR’s Board of Directors, passed away on August 24, 2009. Mr. Cross had served on the Company’s Board of Directors since its inception in July 1999 and as Chairman of the Audit Committee and member of the Nominating and Corporate Governance Committee.

“Dewain Cross was a highly respected member of our Board of Directors, who worked tirelessly in the best interests of the Company and its shareholders,” said Chairman and Chief Executive Officer Bill Higgins. “He was instrumental in helping to build CIRCOR into the company that it is today. CIRCOR has benefited from his business acumen and financial insight. All of us at CIRCOR extend our deepest condolences to his family and loved ones.”

About CIRCOR International, Inc. CIRCOR International, Inc. provides valves and other highly engineered products and subsystems that control the flow of fluids safely and efficiently in the aerospace, energy and industrial markets. With more than 9,000 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands. CIRCOR’s strategy includes growing organically by investing in new, differentiated products; adding value to component products; and increasing the development of mission-critical subsystems. The Company also plans to leverage its strong balance sheet to acquire complementary businesses.

Contact:

Frederic M. Burditt

Chief Financial Officer

CIRCOR International

(781) 270-1200

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